Exhibit 10.6

AMENDMENT TO

LOAN AND SECURITY AGREEMENT

dated as of May 6, 2004,

but effective as of December 31, 2003

among

NCI INFORMATION SYSTEMS, INCORPORATED

And Its Subsidiaries,

as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent,

and

SUNTRUST BANK or its designated Affiliate,

as Lead Arranger and Book Manager

AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”), dated as of May 6, 2004, but effective as of December 31, 2003, is made by and among NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation (the “Company”), and SCIENTIFIC AND ENGINEERING SOLUTIONS, INC., a Maryland corporation (“SES”), and each other Subsidiary that becomes a party to this Amendment from time to time in accordance with the provisions of the Loan Agreement (as hereinafter defined) (together with the Company and SES, collectively, the “Borrowers,” and individually, a “Borrower”), the several banks and other financial institutions from time to time party to the Loan Agreement (the “Lenders”), SUNTRUST BANK, or such Affiliate as it shall designate, in its capacity as Lead Arranger and Book Manager (in such capacity, the “Arranger”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Lenders and the Borrowers are parties to a certain Loan and Security Agreement, dated as of December 23, 2003 (as amended, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms defined in the Loan Agreement and undefined herein shall have the same defined meanings when such terms are used in this Amendment.

The Borrowers have requested that the Lenders amend certain provisions of the Loan Agreement. The Lenders have agreed to do so, subject to the other terms of this Amendment. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

AGREEMENT

1. The Recitals hereto are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein.

2. The definition of “Cash Add-Back” is hereby added to Section 1 of the Loan Agreement in the proper alphabetical order, and shall read as follows:

“‘Cash Add-Back’ means, (a) as to any determination of the Funded Debt Ratio during either of the last fiscal quarter of FY 2003 or the first fiscal quarter of FY 2004, (1) the cash balances of the Borrowers as of such date of determination, less (2) any overdrafts in any deposit accounts maintained by the Borrowers with any financial institution as of such date of determination; and (b) at all other times, $0.”

3. The definitions of “Earnout Payment” and “Earnout Payments” are hereby added to Section 1 of the Loan Agreement in the proper alphabetical order, and shall read as follows:

“Earnout Payment” and “Earnout Payments” shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

4. The definition of “FY 2004” is hereby added to Section 1 of the Loan Agreement in the proper alphabetical order, and shall read as follows:

“‘FY 2004’ means the fiscal year of the Company ending on December 31, 2004.”

5. Clause (b) of the definition of “EBITDA” in Section 1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“(b) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) Interest Expense, (3) amortization expense, (4) tax expense, and (5) non-cash stock option expense”

6. The definition of “Funded Debt Ratio” in Section 1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“‘Funded Debt Ratio’ means, at any time, the ratio of (a) the sum of (1) consolidated Funded Debt of the Company and its Subsidiaries then outstanding, less (2) the Cash Add-Back, to (b) consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended, or, if such determination is being made at the end of a fiscal quarter of the Company, for the period of four fiscal quarters then ended.”

7. Clause (a) of the definition of “Minimum Compliance Level” in Section 1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“(a) (1) by a $500,000 increase to Tangible Net Worth as of the end of the fiscal quarter of the Company ended March 31, 2004, (2) by a $1,250,000 increase to Tangible Net Worth as of the end of the fiscal quarter of the Company ended June 30, 2004, (3) by a $1,750,000 increase to Tangible Net Worth as of the end of the fiscal quarter of the Company ended September 30, 2004, (4) by a $500,000 increase to Tangible Net Worth as of the end of the fiscal quarter of the Company ended December 31, 2004, (5) by a $1,000,000 increase to Tangible Net Worth as of the end of the fiscal quarter of the Company ended March 31, 2005, and (6) by $1,500,000 increases to Tangible Net Worth as of the end of each fiscal quarter of the Company thereafter,”

8. Clause (8) of the definition of “Tangible Net Worth” in Section 1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“(8) patents, patent applications, copyrights, trademarks, trade names, unamortized goodwill (other than any goodwill attributable to the Contingent Payments or the Earnout Payments, which shall not be deducted to calculate the Minimum Compliance Level), research and development costs, organizational expenses, capitalized software costs and other like intangibles,”

9. Section 3.3(b) of the Loan Agreement is hereby deleted in its entirety and amended to read in its entirety as follows:

“(b) Prior to the occurrence of an Event of Default, all payments on Collateral shall be deposited in the Primary Operating Account. Upon the occurrence and during the continuation of an Event of Default, each Borrower shall establish and maintain a lockbox with the Administrative Agent and shall direct all Customers to make payments on Collateral to such lockbox by printing such direction on all invoices given to Customers. Each Borrower also shall remit to such lockbox or deliver to the Administrative Agent all payments on Collateral received by such Borrower. Such payments shall be remitted or delivered in their original form on the day of receipt. All notes, checks and other instruments so received by each Borrower shall be duly endorsed to the order of the Administrative Agent. The payments remitted to the lockbox and all payments delivered to the Administrative Agent shall be credited to a cash collateral account maintained by the Administrative Agent in the name of the Company over which the Administrative Agent shall have the exclusive power of withdrawal. All funds in such cash collateral account shall be retained in such cash collateral account and be held as security for the Obligations unless and until the applicable Event of Default is cured by the Borrowers or waived by the Administrative Agent on behalf of the Lenders, and funds in such cash collateral account may be applied to the Obligations by the Administrative Agent from time to time during the continuation of such Event of Default, on any Business Day, whether or not the Obligations are then due.”

10. Section 5.8(b) of the Loan Agreement is hereby deleted in its entirety and amended to read in its entirety as follows:

“(b) Annual Financial Statements of the Company. As soon as available and, in any event, within 150 days after the end of the fiscal year of the Company ended December 31, 2003, and within 120 days after the end of each fiscal year of the Company thereafter, audited financial statements consisting of the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP, accompanied by an unqualified opinion thereon of an independent certified public accounting firm selected by the Company and acceptable to the Administrative Agent;”

11. Section 6.3 of the Loan Agreement is hereby deleted in its entirety and amended to read in its entirety as follows:

“6.3 Mergers, etc. No Borrower will merge or consolidate with any Person without the prior written consent of the Required Lenders.”

12. Section 7.3 of the Loan Agreement is hereby deleted in its entirety and amended to read in its entirety as follows:

“7.3 Fixed Charge Coverage Ratio. The Company shall maintain a Fixed Charge Coverage Ratio (a) for the period of four consecutive fiscal quarters of the Company ending on December 31, 2003, of not less than 1.20 to 1, (b) for the period of four consecutive fiscal quarters of the Company ending on March 31, 2004, of not less than 1.10 to 1, and (c) for each period of four consecutive fiscal quarters ending on the last day of each fiscal quarter thereafter, of not less than 1.30 to 1.”

13. Except for the amendments set forth above, all other terms of the Loan Agreement remain unchanged and are in full force and effect on the date hereof. The Borrowers acknowledge and agree that this Amendment only amends the terms of the Loan Agreement and does not constitute a novation, and the Borrowers ratify and confirm the remaining terms of the Loan Documents in all respects. The Borrowers acknowledge and agree that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Amendment. To the extent of a conflict between the terms of any Loan Document and the terms of this Amendment, the terms of this Amendment shall control. The Borrowers acknowledge and agree that the prior grant of a security interest in the Collateral continues to secure the Obligations, is in full force and effect, and is ratified and confirmed by the Borrowers in all respects.

14. Nothing in this Amendment or any prior amendment to the Loan Documents shall require the Administrative Agent or any Lender to grant any further amendments to the terms of the Loan Documents. The Borrowers acknowledge and agree that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

15. Each Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors. All other representations and warranties made by the Borrowers in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in this Amendment, except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Administrative Agent in accordance with the provisions of the Loan Documents.

16. In consideration of the amendments contained herein, the Borrowers agree to pay to the Lender on the date of execution hereof a non-refundable amendment fee of $10,000. The Borrowers jointly and severally agree to pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent and SunTrust Capital Markets, Inc., including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and SunTrust Capital Markets, Inc., in connection with the preparation and administration of this Amendment.

17. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. This Amendment shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia.

19. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized representatives all as of the day and year first above written.

COMPANY:

NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation
Organizational Identification Number: 03500824

By:	/s/ Charles K. Narang
Name:	Charles K. Narang
Title:	Chairman & CEO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SES:

SCIENTIFIC AND ENGINEERING SOLUTIONS, INC., a Maryland corporation
Organizational Identification Number: D04435541

By:	/s/ Charles K. Narang
Name:	Charles K. Narang
Title:	Chairman & CEO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Timothy J. Duggan
Timothy J. Duggan
Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDERS:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Timothy J. Duggan
Timothy J. Duggan
Senior Vice President